Exhibit 10.3(a)

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
2018 STOCK OPTION AND INCENTIVE PLAN
(Form amended as of February 20, 2020)
Name of Grantee:
No. of Restricted Stock Units:
Grant Date:
Vesting Commencement Date:
Pursuant to the Radius Health, Inc. 2018 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), Radius Health, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.0001 per share (the “Stock”) of the Company.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.    Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse, and the Restricted Stock Units shall vest in [three (3) substantially equal annual installments] on each of the [first three (3) anniversaries of the vesting commencement date set forth above] (the “Vesting Commencement Date”), such that the Restricted Stock Units will be fully vested on the [third (3rd) anniversary of the Vesting Commencement Date], so long as the Grantee has a continuing Service Relationship with the Company or a Subsidiary or any successor entity on such dates. The restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units vested on such vesting date.
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
3.    Termination of Service Relationship. If the Grantee’s Service Relationship with the Company or a Subsidiary or any successor entity terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
4.    Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.    Tax Withholding. Notwithstanding any Plan provision to the contrary, unless the Administrator determines otherwise, the requirement for the Grantee to satisfy all withholding obligations arising in connection with the Award will be satisfied by placing a market sell order with a broker acceptable to the Company covering a sufficient number of shares of Stock otherwise then-issuable under the Award as are necessary to satisfy the statutory tax withholding obligations arising in connection with the Award, as determined by the Company. The net proceeds of such sale shall be delivered to the Company or its applicable subsidiary upon the settlement of such sale. The Grantee acknowledges that, unless otherwise determined by the Administrator, such market sell order will be placed automatically and that it is mandatory, binding and non-discretionary on the part of the Grantee. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Market Value that would satisfy the withholding amount due.
7.    Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.    No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship with the Company or a Subsidiary or any successor entity, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship at any time.
9.    Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.    Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
12.    Acceptance of Award. The Grantee must execute this Agreement by logging on to the Company’s administrative agent’s website for the Plan. IF THE GRANTEE DOES NOT ELECTRONICALLY ACCEPT THIS AWARD THROUGH THE WEBSITE WITHIN THIRTY (30) DAYS FOLLOWING THE GRANT DATE AND THEREBY ACCEPT THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE PLAN, THEN THE GRANTEE WILL BE DEEMED TO HAVE DECLINED THE AWARD AND THIS AWARD WILL BE NULL AND VOID (AND THE PARTICIPANT WILL HAVE NO RIGHTS WITH RESPECT TO THE AWARD).

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